CONTACT: Stuart Tashlik                                       Embargo until
         Senior V.P.                                          4:00 p.m. (E.D.T.)
         480-636-5355

                              THE FINOVA GROUP INC.
                  ANNOUNCES EARNINGS FOR SECOND QUARTER OF 2000

SCOTTSDALE, ARIZ., JULY 26, 2000 -- The FINOVA Group Inc. (NYSE: FNV) today announced net income of $42.9 million ($0.69 per diluted share) for the quarter ended June 30, 2000, compared to $53.7 million ($0.83 per diluted share) for the second quarter in 1999. The reduction in earnings was due primarily to higher loss provisions related to increased write-offs and to a lower interest margin percentage earned on its portfolio. FINOVA experienced increased cost of funds following a reduction in credit ratings subsequent to special charges taken in the first quarter, higher costs associated with borrowing under its domestic commercial paper back-up bank facilities and an increase in non-earning accounts during the second quarter of 2000. In addition, earnings were reduced by the costs associated with FINOVA's exit from the Commercial Mortgage Backed Securities (CMBS) market.

     Net income for the six months ended June 30, 2000 was $53.3 million ($0.86 per diluted share) compared to $103.7 million ($1.66 per diluted share) for the first six months of 1999.

     Matt Breyne, president and chief executive officer of FINOVA, said, "We continue to fund new business and meet our current obligations through cash flow, available credit lines and asset sales. The demand for FINOVA's products remains strong and our people continue to service our customers and have been supportive while the company explores its strategic alternatives." Earlier this year, FINOVA announced that it had retained Credit Suisse First Boston to assist the company with a comprehensive evaluation of its strategic alternatives. "The evaluation is continuing, with various forms of transactions under review, including a sale of the company," Breyne added.

     Interest margins earned in dollars increased slightly in the second quarter of 2000 when compared to the second quarter of 1999 ($144.1 million vs. $140.0 million). The increase in interest margins was only 3%, notwithstanding portfolio growth of 17.1%, due primarily to the higher cost of funds. As a result, interest margins earned annualized as a percent of average earning assets, declined to 4.6% for the second quarter of 2000 from 5.3% in the second quarter of 1999 and 5.2% for the first quarter of 2000. The events of the second quarter increased FINOVA's cost of funds applicable to approximately $4.5 billion of loans by 0.30% during the second quarter of 2000. Had the borrowings from those back-up facilities been outstanding for the entire second quarter, the cost of funds effect would have been 0.70%.

     The growth in managed assets year over year was $2.0 billion (17.1%) and was primarily driven by new business of $4.7 billion added during the last 12 months. New business for the second quarter of 2000 was $941.6 million, down from $1.078 billion in the second quarter of 1999 and $984.4 million in the first quarter of 2000. The annualized growth rate for the second quarter of 2000 was 1%. The backlog of new business at June 30, 2000 was $2.1 billion, down from $2.2 billion at June 30, 1999, but approximately the same as the backlog at March 31, 2000.

     On May 31, 2000, FINOVA announced the completion of a loan and lease securitization with assets originated by its Commercial Equipment Finance division, resulting in initial proceeds of $302 million. Deutsche Bank Alex Brown acted as structuring agent for this transaction, which includes a 364-day commitment to purchase up to $375 million of equipment loans and leases on a revolving basis. During July, FINOVA completed two additional securitizations with total commitments of $800 million. One securitization, with Chase Securities acting as structuring agent, has been funded, resulting in initial proceeds of $375 million. The structure includes a commitment to purchase up to $500 million of loans on a revolving basis, subject to certain conditions, and has been funded through a commercial paper conduit. The assets were originated by FINOVA's Corporate Finance division. An additional $300 million securitization, structured by Morgan Stanley Dean Witter, is available for future funding. Assets for this securitization will originate through FINOVA's Franchise Finance division.

     Volume-based fees were slightly higher in the second quarter of 2000 at $11.7 million vs. $11.3 million in the 1999 quarter, due to higher rates earned on that volume in 2000 (0.93% vs. 0.73%). Fee-based volume for the second quarter of 2000 was $1.262 billion, $281.7 million lower than the $1.544 billion recorded in the second quarter of 1999.

     Loss provisions in the second quarter of 2000 were $39.8 million compared to $17.0 million in the second quarter of 1999. The increased loss provisions were primarily due to higher write-offs of $38.5 million in the second quarter of 2000 compared to $16.2 million in the 1999 second quarter. The bulk of the write-offs were in two businesses, Mezzanine Finance ($15.3 million) and Corporate Finance ($14.2 million). Nonaccruing assets increased during the second quarter to $421.5 million from $318.0 million at March 31, 2000. The largest increases in nonaccruing assets during the second quarter of 2000 occurred in Corporate Finance ($50.6 million with $48.1 million representing loans to two separate, but related companies) and Transportation Finance ($38.6 million representing one account). Earning impaired assets also increased during the quarter to $251.4 million from $161.8 million at March 31, 2000, primarily due to the addition of a $95.4 million loan to a Resort Finance customer. That customer is a large timeshare developer that has filed for bankruptcy protection under Chapter 11. FINOVA believes that the value of collateral in which it has a security interest will enable it to recover its investment in the transaction. The reserve for credit losses at June 30 was approximately 2% of managed assets, but as a percent of nonaccruing assets declined to 64.2% from 84.7% at March 31, 2000 due to the increase in nonaccruing assets.

     Breyne said, "On a regular basis, the Company monitors developments affecting loans and leases in our portfolio, taking into account each borrower's financial developments and prospects, the value of collateral, legal developments and other available information. Based upon those developments, the Company adjusts its loan loss reserve and when considered appropriate, writes down the value of loans. Depending on developments, there is the possibility that loan loss reserves and/or writedowns will increase in the future."

     Gains on disposal of assets were $12.7 million pre-tax during the second quarter of 2000, down from $18.8 million pre-tax in the second quarter of 1999. Gains during the second quarter of 2000 consisted of $4.1 million from lease residual sales and $8.6 million from the sale of investments and loans. Included in the latter amount was a gain from the sale of FINOVA's Harris Williams division to its management.

     Operating expenses were lower during the second quarter of 2000 when compared to the 1999 quarter, ($60.7 million vs. $63.3 million), in spite of adding personnel in connection with the Fremont Financial acquisition completed in December 1999. The higher personnel costs were more than offset by the reversal of management and sales incentive accruals in the second quarter of 2000. The efficiency ratio (operating expenses as a percent of operating margins and gains), was 36.0%, compared to 37.3% in the second quarter of 1999.

     As announced in the Company's first quarter earnings release, a decision was made in April 2000 to exit the origination and sale of commercial real estate loans to the CMBS market. The cost to exit this product, which consisted of termination and severance charges, as well as the closing of numerous offices, was $11.8 million pre-tax.

     The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is one of the nation's leading financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. For more information, visit the company's website at www.finova.com.



THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS SUCH AS PREDICTIONS OR FORECASTS. FINOVA ASSUMES NO OBLIGATION TO UPDATE THOSE STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR OTHER FACTORS. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PREDICTED. THOSE FACTORS INCLUDE FINOVA'S ABILITY TO ADDRESS ITS FINANCING REQUIREMENTS IN LIGHT OF ITS EXISTING DEBT OBLIGATIONS AND MARKET CONDITIONS; PENDING AND POTENTIAL LITIGATION RELATED TO THE SPECIAL CHARGE TO EARNINGS
ANNOUNCED  ON MARCH 27,  2000;  THE  RESULTS OF EFFORTS  TO  IMPLEMENT  FINOVA'S
BUSINESS STRATEGY, INCLUDING THE EVALUATION OF STRATEGIC ALTERNATIVES; THE ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL AND CUSTOMERS; CONDITIONS THAT ADVERSELY IMPACT FINOVA'S BORROWERS AND THEIR ABILITY TO MEET THEIR OBLIGATIONS TO FINOVA; THE ADEQUACY OF FINOVA'S LOAN LOSS RESERVES AND OTHER RISKS DETAILED IN FINOVA'S SEC REPORTS, INCLUDING PAGE 15 OF FINOVA'S 10-K FOR 1999.

                                       ###

                              The FINOVA Group Inc.
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                  (Dollars in Thousands, except per share data)

                                                     Quarter Ended                  Six Months Ended
                                                        June 30,                        June 30,
                                               ----------------------------    ----------------------------
                                                   2000            1999            2000            1999
                                               ------------    ------------    ------------    ------------
Interest earned from financing transactions    $    338,706    $    266,978    $    677,899    $    512,201
Operating lease income                               27,200          28,868          54,532          56,721
Interest expense                                   (204,479)       (139,153)       (393,561)       (270,336)
Operating lease depreciation                        (17,285)        (16,720)        (33,161)        (33,947)
                                               ------------    ------------    ------------    ------------
Interest margins earned                             144,142         139,973         305,709         264,639
Volume-based fees                                    11,678          11,264          24,276          23,999
                                               ------------    ------------    ------------    ------------
Operating margin                                    155,820         151,237         329,985         288,638
Provision for credit losses                         (39,800)        (17,000)       (137,800)        (26,500)
Gains on disposal of assets                          12,651          18,760          33,681          31,130
Operating expenses                                  (60,720)        (63,339)       (139,787)       (120,839)
                                               ------------    ------------    ------------    ------------
Income before income taxes                           67,951          89,658          86,079         172,429
Income taxes                                        (24,073)        (35,050)        (30,843)        (66,819)
                                               ------------    ------------    ------------    ------------
Income before preferred dividends                    43,878          54,608          55,236         105,610
Preferred dividends, net of tax                        (945)           (945)         (1,891)         (1,891)
                                               ------------    ------------    ------------    ------------

Net Income                                     $     42,933    $     53,663    $     53,345    $    103,719
                                               ============    ============    ============    ============

Basic earnings per share                       $       0.70    $       0.87    $       0.88    $       1.76
                                               ============    ============    ============    ============

Basic average shares outstanding                 61,000,000      61,412,000      60,955,000      58,869,000
                                               ============    ============    ============    ============

Diluted earnings per share                     $       0.69    $       0.83    $       0.86    $       1.66
                                               ============    ============    ============    ============

Average shares outstanding assuming dilution     63,938,000      66,042,000      64,243,000      63,693,000
                                               ============    ============    ============    ============

Dividends declared per common share            $       0.18    $       0.16    $       0.36    $       0.32
                                               ============    ============    ============    ============

                              The FINOVA Group Inc.
         Selected Consolidated Financial Data and Ratios (Unaudited) (A)
                             (Dollars in Thousands)

                                                                   As of June 30          As of December 31
                                                             --------------------------   -----------------
FINANCIAL POSITION:                                              2000           1999            1999
                                                             -----------    -----------   -----------------
 Ending funds employed                                       $13,216,266    $11,195,666      $13,121,977
 Securitizations and participations sold (B)                     492,283        512,382          483,397
                                                             -----------    -----------      -----------
   Total managed assets                                       13,708,549     11,708,048       13,605,374
 Reserve for credit losses                                       270,572        237,602          264,983
 Nonaccruing assets                                              421,492        249,607          295,123
 Nonaccruing assets as % of managed assets (C)                       3.1%           2.1%             2.2%
 Reserve for credit losses as a % of:
   Ending managed assets (C)                                         2.0%           2.1%             2.0%
   Nonaccruing assets                                               64.2%          95.2%            89.8%
 Total assets                                                $14,490,482    $11,856,532      $14,050,293
 Total debt                                                   11,873,157      9,523,630       11,407,767
 Preferred securities                                            111,550        111,550          111,550
 Common shareowners' equity                                    1,665,601      1,552,927        1,663,381
 Backlog                                                       2,104,499      2,223,421        2,025,867
 Common shares repurchased                                                    1,525,000        1,833,241
 Leverage (debt to common and preferred equity)                      6.7x           5.7x             6.4x


                                                  For the Quarter Ended          For the Six Months Ended
                                                        June 30,                         June 30,
                                               ----------------------------    ----------------------------
PERFORMANCE HIGHLIGHTS:                            2000            1999            2000            1999
                                               ------------    ------------    ------------    ------------

 Average managed assets (C)                    $ 13,640,695    $ 11,506,634    $ 13,588,095    $ 11,121,718
 Average earning assets (D)                      12,556,381      10,497,813      12,523,042      10,135,121
 New business                                       941,623       1,078,047       1,926,072       2,139,535
 Fee-based volume                                 1,262,387       1,544,062       2,652,259       3,016,759
 Net write-offs                                      38,482          16,249         132,352          24,652
 Net write-offs (annualized) as a % of
  average managed assets (C)                           1.13%           0.56%           1.95%           0.44%
 Operating margin (annualized) as
  a % of average earning assets                         5.0%            5.8%            5.3%            5.7%
 Interest margins earned (annualized)
  as a % of average  earning assets                     4.6%            5.3%            4.9%            5.2%
 Operating expenses as a % of operating margin         39.0%           41.9%           42.4%           41.9%
 Operating expenses as a % of operating margin
  plus gains                                           36.0%           37.3%           38.4%           37.8%
 Return (annualized) on average common equity          10.3%           13.8%            6.4%           14.8%

----------
(A) Averages for the periods presented are based on month-end balances except for the weighting of acquisitions, which are based on days outstanding.
(B) Securitizations are assets sold under securitization agreements and managed by the Company.
(C) Excludes participations sold in which the Company has transferred credit risk.
(D) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.